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                                                                       EXHIBIT 5




                        Squire, Sanders & Dempsey L.L.P.
                                 4900 Key Tower
                                127 Public Square
                           Cleveland, Ohio 44114-1304


                                 April 30, 1998


Paragon Corporate Holdings Inc.             A.B. Dick Company
5700 West Touhy Avenue                      5700 West Touhy Avenue
Niles, Illinois 60714                       Niles, Illinois 60714

Curtis Industries, Inc.                     Itek Graphix Corp.
6140 Parkland Boulevard                     5700 West Touhy Avenue
Mayfield Heights, Ohio 44124                Niles, Illinois 60714

Curtis Sub, Inc.
6140 Parkland Boulevard
Mayfield Heights, Ohio 44124

Gentlemen:

         Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Paragon Corporate Holdings Inc. (the "Company") and by A.B. Dick Company, Curtis Industries, Inc., Itek Graphix Corp. and Curtis Sub, Inc. (collectively, the "Subsidiary Guarantors") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Company's offer to exchange up to $115,000,000 aggregate principal amount of its 9-5/8% Series B Senior Notes due 2008 ("Series B Notes") for an equal principal amount of its outstanding 9-5/8% Series A Senior Notes due 2008 ("Series A Notes") and the related guarantee by the Subsidiary Guarantors of the Series B Notes. The Series A Notes were issued, and the Series B Notes are issuable, pursuant to an Indenture, dated as of April 1, 1998, among the Company, the Subsidiary Guarantors and Norwest Bank Minnesota, National Association, as Trustee (the "Indenture"). We have examined the Indenture, the Series A Notes, the form of the Series B Notes and such other documents and matters of law as we have deemed necessary for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. The Series B Notes, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and when issued in exchange for Series A Notes as


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Paragon Corporate Holdings Inc.
A.B. Dick Company
Curtis Industries, Inc.
Itek Graphix Corp.
Curtis Sub, Inc.
April 28, 1998
Page 2


contemplated in the Registration Statement, will constitute legally valid and binding obligations of the Company and will be entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

         2. The guarantees by the Subsidiary Guarantors of the Series B Notes, when executed by the Subsidiary Guarantors in accordance with the provisions of the Indenture and when issued as contemplated in the Registration Statement, will constitute legally valid and binding obligations of the Subsidiary Guarantors, respectively, and will be entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus contained therein.




                                   Respectfully submitted,



                                   Squire, Sanders & Dempsey L.L.P.